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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                    (In thousands except per share amounts)

                                                                 1994        1993       1992
                                                             -----------------------------

PRIMARY:
Income before cumulative effect of accounting changes           $6,117     $29,486    $29,503
Cumulative effect of accounting changes                             --      (3,200)        --
                                                                -----------------------------
Net income                                                      $6,117     $26,286    $29,503
                                                                -----------------------------
Weighted average shares outstanding                             19,706      20,223     20,338

Primary earnings per share:
      Income before cumulative effect of accounting changes       $.31       $1.46      $1.45
      Cumulative effect of accounting changes                       --       (0.16)        --
                                                                -----------------------------
      Net income                                                  $.31       $1.30      $1.45
                                                                -----------------------------
FULLY DILUTED:
      Income before cumulative effect of accounting changes     $6,117     $29,486    $29,503
      Cumulative effect of accounting changes                       --      (3,200)        --
                                                                -----------------------------
      Adjusted net income                                       $6,117     $26,286    $29,503
                                                                -----------------------------
Weighted average shares outstanding                             19,706      20,223     20,338
      Incremental shares under stock option plans                  205         352        489
                                                                -----------------------------
      Adjusted weighted average shares outstanding              19,911      20,575     20,827
                                                                -----------------------------
Fully diluted earnings per share:
      Income before cumulative effect of accounting changes       $.31       $1.43      $1.42
      Cumulative effect of accounting changes                       --       (0.15)        --
                                                                -----------------------------
      Net income                                                  $.31       $1.28 *    $1.42*
                                                                -----------------------------

      * Differs from reported earnings per share because the dilutive effect of outstanding stock options was less than three percent.

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